Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

WINCHESTER, Virginia (June 2, 2015) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth fiscal quarter ended April 30, 2015.

Net sales for the fourth fiscal quarter increased 10% to $206.9 million compared with the same quarter of the prior fiscal year. The Company experienced growth in both the remodeling and new construction channels during the fourth quarter of fiscal year 2015, with new construction growth exceeding 15%. Net sales for the full fiscal year of $825.5 million increased 14% from the prior fiscal year.

Net income was $11.3 million ($0.69 per diluted share) for the fourth quarter of the current fiscal year compared with $5.6 million ($0.36 per diluted share) for the fourth quarter of the prior fiscal year. Exclusive of after-tax restructuring charges, the Company generated $11.2 million ($0.68 per diluted share) of net income for the fourth quarter of the current fiscal year compared with $5.4 million ($0.34 per diluted share) for the same period of the prior fiscal year.

Net income for the entire fiscal year 2015 was $35.5 million ($2.21 per diluted share) compared with $20.5 million ($1.31 per diluted share) for the same period of the prior fiscal year. Exclusive of after tax restructuring charges and one-time tax credits, the Company generated $34.2 million ($2.10 per diluted share) of net income for the current fiscal year compared with $20.3 million ($1.29 per diluted share) for the same period of the prior fiscal year

Gross profit for the fourth quarter of the current fiscal year was 20.9% of net sales compared with 17.0% in the same quarter of the prior year. Gross profit for the entire current fiscal year was 18.5% of net sales compared with 17.1% for the same period in the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume and improved operating efficiency. Gross profit for the current fiscal year was favorably impacted by higher sales volume and improved operating efficiency that was partially offset by material inflation and costs associated with crewing and infrastructure to support higher levels of sales and installation activity.

Selling, general and administrative costs for the fourth quarter of fiscal year 2015 were 12.4% of net sales compared with 12.3% in the same quarter of the prior year. Selling, general and administrative costs for the entire current fiscal year were 11.9% of net sales compared with 12.5% for the same period in the prior year. The increase in the Company’s operating expense ratio in the current quarter was driven by launch costs and customer training expenses. The improvement in the Company’s operating expense ratio for the current fiscal year was driven by favorable leverage from increased sales and on-going expense control.

The Company generated net cash from operating activities of $58.7 million during fiscal year 2015 compared with $40.5 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability and lower increases in customer receivables which was partially offset by increases in inventory levels to support higher sales. Net cash used by investing activities was $56.6 million during the current fiscal year compared with $9.6 million during the same period of the prior year due primarily to a $35.5 million investment in short-term

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AMWD Announces Fourth Quarter Results

June 2, 2015

certificates of deposit and increased investment in property, plant and equipment. Net cash provided by financing activities increased $3.9 million during the current fiscal year compared to the same period in the prior year, primarily by reducing debt payments by $3.2 million. Additional activities include lower proceeds from the exercise of stock options of $1.1 million and additional common stock repurchases at a cost of $1.9 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Fourth Quarter Results

June 2, 2015

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2015	2014	2015	2014

Net Sales	$206,892	$188,855	$825,465	$726,515
Cost of Sales & Distribution	163,572	156,668	672,933	602,338
Gross Profit	43,320	32,187	152,532	124,177
Sales & Marketing Expense	16,483	14,898	64,304	59,536
G&A Expense	9,063	8,326	33,773	30,881
Restructuring Charges, net	(246)	(395)	(240)	(234)
Insurance Proceeds	—	—	—	(94)
Operating Income	18,020	9,358	54,695	34,088
Interest & Other (Income) Expense	(15)	(46)	308	418
Income Tax Expense	6,727	3,770	18,888	13,209
Net Income	$11,308	$5,634	$35,499	$20,461

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,297,241	15,835,132	16,037,453	15,653,251

Income Per Diluted Share	$0.69	$0.36	$2.21	$1.31

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AMWD Announces Fourth Quarter Results

June 2, 2015

Condensed Consolidated Balance Sheet
(Unaudited)
	April 30	April 30
	2015	2014

Cash & Cash Equivalents	$149,541	$135,700
Investments - certificates of deposit	35,500	—
Customer Receivables	46,142	46,475
Inventories	35,988	31,523
Other Current Assets	14,324	11,718
Total Current Assets	281,495	225,416
Property, Plant & Equipment	85,516	74,049
Other Assets	31,893	30,599
Total Assets	$398,904	$330,064

Current Portion - Long-Term Debt	$1,457	$1,146
Accounts Payable & Accrued Expenses	83,333	75,273
Total Current Liabilities	84,790	76,419
Long-Term Debt	21,498	20,453
Other Liabilities	62,774	42,647
Total Liabilities	169,062	139,519
Stockholders' Equity	229,842	190,545
Total Liabilities & Stockholders' Equity	$398,904	$330,064

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Twelve Months Ended
	April 30
	2015	2014

Net Cash Provided by Operating Activities	$58,737	$40,535
Net Cash Used by Investing Activities	(56,606)	(9,583)
Free Cash Flow	2,131	30,952

Net Cash Provided by Financing Activities	11,710	7,777
Net Increase in Cash and Cash Equivalents	13,841	38,729
Cash and Cash Equivalents, Beginning of Period	135,700	96,971

Cash and Cash Equivalents, End of Period	$149,541	$135,700

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